NXSTAGE REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

•	Revenue Increases to $66.9 million, up 9% from Q3'12

•	Home Revenue Increases to $33.7 million

•	Company Announces Regulatory Approval for Nx2me Connected Health Solution

•	Company Updates Full-Year Guidance for 2013

LAWRENCE, Mass., November 7, 2013, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported third quarter financial results with total revenue within its guidance range.
Revenue for the third quarter of 2013 increased 9% to a record $66.9 million, compared with revenue of $61.2 million for the third quarter of 2012. The higher revenues were driven by increased adoption of the NxStage® System One™.
Home revenue increased 5.5% to $33.7 million for the third quarter of 2013 compared with revenue of $31.9 million for the third quarter of 2012. The Company's domestic home revenue for the third quarter of 2013 increased 8.1% over the prior year period, driving all of Home's annual and sequential growth, and offsetting lower international revenue compared with the prior year.
Critical Care revenue increased to $10.7 million for the third quarter of 2013 compared with revenue of $9.1 million for the third quarter of 2012. In-center revenue increased to $21.3 million for the third quarter of 2013 compared with revenue of $19.6 million for the third quarter of 2012.
NxStage reported a net loss of $5.0 million, or $(0.08) per share for the third quarter of 2013 compared with a net loss of $2.6 million, or $(0.04) per share for the third quarter of 2012.
"We continue to make solid progress in strategic areas that are focused on accelerating growth over the longer term," stated Jeffrey H. Burbank, Founder and Chief Executive Officer of NxStage. "We’re seeing good momentum in the domestic market and believe our growth opportunity here remains very robust. In addition to our direct to patient marketing initiatives, we have a significant opportunity to improve our patients’ experiences and increase adoption of our therapies with both our innovative product pipeline and our centers of excellence. These initiatives remain solidly on track and we believe they are positioning the Company toward our goal of 15% annual home revenue growth in 2014 and beyond.”
Separately, the Company announced that the U.S. Food and Drug Administration (FDA) cleared the
Company’s Nx2me Connected HealthTM solution. Nx2me Connected Health provides new features and capabilities that are important to home dialysis patients and nurses, including tools that automate a significant part of flow sheet administrative paperwork. With this clearance, the Company expects to begin offering Nx2me in the US later this year.

Guidance:
For the fourth quarter of 2013, the Company is forecasting revenues to be between $67.0 million and $68.5 million, and a net loss in the range of $6.0 to $5.0 million, or ($0.10) to ($0.08) per share.

This translates to full-year 2013 revenue to be within a range of $261.0 to $262.5 million and a net loss in the range of $19.5 to $18.5 million, or ($0.32) to ($0.31) per share, compared with the Company's previous guidance for full-year 2013 revenue to be a range of $265 to $270 million and a net loss in the range of $17 to $13 million, or ($0.28) to ($0.22) per share. The Company’s revised net loss for the full-year 2013 includes continued investment in the Company’s strategic growth initiatives, including centers of excellence.

The components of the Company’s revised full-year 2013 revenue guidance include Home at 6.5% to 7.5%, Critical Care at approximately 10%, and In-Center at 6% to 7% annual growth. The Company’s guidance for $4 million in sales to Asahi remains unchanged for the full-year 2013.

"The net change to our year end revenue guidance reflects a longer ramp of international revenue growth and lower growth in critical care disposable sales compared with our earlier projections,” stated Matthew W. Towse, Chief Financial Officer. "We remain committed to the investments that we believe will drive growth in 2014 and beyond."

Conference Call:
NxStage will also host a conference call today, Thursday, November 7, 2013 at 9:00 a.m. Eastern Time to discuss its third quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company's website at www.nxstage.com.

A replay of the conference call will be available 2 hours after the completion of the call through November 15, 2013. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 76263079. An online archive of the conference call can be accessed via the investor relations section of the Company's website at www.nxstage.com.
About the NxStage System One
The NxStage System One is the first and only truly portable hemodialysis system cleared for home use by the FDA. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage Pureflow™ SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, at home or on vacation, and at a medically appropriate treatment frequency. http://www.nxstage.com/.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the Company's website at www.nxstage.com.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, anticipated operating results, including revenues, loss, gross margin, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to NxStage's new centers of excellence initiative, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.
In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measure
The Company discloses a certain non-GAAP financial measure to supplement the Company's consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses) to understand operational cash usage. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues	$66,873	$61,152	$193,979	$177,112
Cost of revenues	41,345	37,404	119,364	109,663
Gross profit	25,528	23,748	74,615	67,449
Operating expenses:
Selling and marketing	12,374	10,168	34,786	30,006
Research and development	4,450	4,274	13,924	12,421
Distribution	5,326	4,731	15,271	13,845
General and administrative	7,791	6,921	23,854	20,473
Total operating expenses	29,941	26,094	87,835	76,745
Loss from operations	(4,413)	(2,346)	(13,220)	(9,296)
Other expense:
Interest expense	(162)	(26)	(462)	(2,675)
Other (expense) income, net	(142)	13	(328)	(118)
	(304)	(13)	(790)	(2,793)
Net loss before income taxes	(4,717)	(2,359)	(14,010)	(12,089)
Provision for (benefit from) income taxes	269	223	(625)	700
Net loss	$(4,986)	$(2,582)	$(13,385)	$(12,789)
Net loss per share, basic and diluted	$(0.08)	$(0.04)	$(0.22)	$(0.22)
Weighted-average shares outstanding, basic and diluted	60,675	58,945	60,029	57,482

Other comprehensive income (loss)	257	711	(302)	587
Total comprehensive loss	$(4,729)	$(1,871)	$(13,687)	$(12,202)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$83,159	$106,439
Accounts receivable, net	22,523	18,990
Inventory	37,097	33,504
Prepaid expenses and other current assets	5,024	2,534
Total current assets	147,803	161,467
Property and equipment, net	47,106	36,320
Field equipment, net	13,670	10,101
Deferred cost of revenues	33,692	38,028
Intangible assets, net	17,894	19,819
Goodwill	42,329	42,421
Other assets	2,108	3,793
Total assets	$304,602	$311,949
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,798	$16,645
Accrued expenses	18,160	20,400
Other current liabilities	2,516	2,187
Total current liabilities	37,474	39,232
Deferred revenues	52,361	59,262
Other long-term liabilities	19,676	15,864
Total liabilities	109,511	114,358
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2013 and December 31, 2012	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 61,333,363 and 59,850,117 shares issued as of September 30, 2013 and December 31, 2012, respectively	61	59
Additional paid-in capital	563,191	551,594
Accumulated deficit	(358,366)	(344,981)
Accumulated other comprehensive income	168	470
Treasury stock, at cost: 575,895 and 541,584 shares as of September 30, 2013 and December 31, 2012, respectively	(9,963)	(9,551)
Total stockholders’ equity	195,091	197,591
Total liabilities and stockholders’ equity	$304,602	$311,949

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities:
Net loss	$(13,385)	$(12,789)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	18,430	17,495
Stock-based compensation	7,830	9,213
Other	2,251	3,047
Changes in operating assets and liabilities:
Accounts receivable	(3,473)	(3,753)
Inventory	(14,498)	(11,638)
Prepaid expenses and other assets	(2,549)	(384)
Accounts payable	49	(863)
Accrued expenses and other liabilities	(3,847)	3,691
Deferred revenues	(5,707)	(3,449)
Net cash (used in) provided by operating activities	$(14,899)	$570

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
System One segment
Home	$33,666	$31,925	$97,796	$92,171
Critical Care	10,671	9,099	32,207	28,257
Total System One segment	44,337	41,024	130,003	120,428
In-Center segment	21,269	19,637	61,207	55,477
Other	1,267	491	2,769	1,207
Total	$66,873	$61,152	$193,979	$177,112

NxStage Medical, Inc.
Non-GAAP Financial Measures
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net loss	$(5.0)	$(2.6)	$(13.4)	$(12.8)
Less: Depreciation, amortization, interest, and taxes	6.7	6.2	18.6	21.0
Less: Adjusting items*	(1.8)	(1.2)	(4.4)	(2.3)

Adjusted EBITDA	$(0.1)	$2.4	$0.8	$5.9

* Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses